EXHIBIT 99.1
LGI Homes Reports Record Breaking Second Quarter 2021 Results
THE WOODLANDS, Texas, August 3, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 Highlights and Comparisons to Second Quarter 2020
•Net Income increased 112.4% to $118.1 million, or $4.75 Basic EPS and $4.71 Diluted EPS
•Net Income Before Income Taxes increased 117.4% to $149.1 million
•Home Sales Revenues increased 64.3% to $791.5 million
•Home Closings increased 42.4% to 2,856 homes
•Average Sales Price Per Home Closed increased 15.4% to $277,140
•Gross Margin as a Percentage of Homes Sales Revenues increased 250 basis points to 27.0%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 190 basis points to 28.5%
•Active Selling Communities at June 30, 2021 decreased 9.4% to 106
•Owned lots increased to 42,492 and Controlled lots increased to 33,418 for total Owned and Controlled lots of 75,910 at June 30, 2021
•Ending Backlog of 4,801 homes at June 30, 2021, an increase of 125.7%
•Ending Backlog Value of $1.4 billion at June 30, 2021, an increase of 157.1%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Six Months Ended June 30, 2021 Highlights and Comparisons to Six Months Ended June 30, 2020
•Net Income increased 121.2% to $217.8 million, or $8.75 Basic EPS and $8.66 Diluted EPS
•Net Income Before Income Taxes increased 120.6% to $272.4 million
•Home Sales Revenues increased 59.9% to $1.5 billion
•Home Closings increased 41.1% to 5,417 homes
•Average Sales Price Per Home Closed increased 13.4% to $276,438
•Gross Margin as a Percentage of Homes Sales Revenues increased 300 basis points to 27.0%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 240 basis points to 28.5%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.

Balance Sheet Highlights
•Total liquidity of $826.2 million at June 30, 2021 including cash and cash equivalents of $111.7 million and $714.5 million of availability under the Company’s revolving credit facility
•Net debt to capitalization of 26.8% at June 30, 2021, compared to 30.6% at December 31, 2020
•335,000 shares of common stock repurchased during the second quarter of 2021 at an average price per share of $166.50 for an aggregate amount of $55.8 million
•On June 28, 2021, the Company completed its offering of $300.0 million of 4.000% Senior Notes due 2029. Subsequent to the end of the quarter, on July 15, 2021, the Company redeemed all of its outstanding 6.875% Senior Notes due 2026 resulting in the principal payment of $300.0 million and a redemption premium of $10.3 million. Additionally, the Company expensed $3.0 million of deferred financing costs and discounts that were being previously amortized in association with the 6.875% Senior Notes due 2026.
Management Comments
“We are pleased to announce our results for the second quarter of 2021” stated Eric Lipar, Chairman and Chief Executive Officer of LGI Homes. “We delivered the strongest second quarter performance in our history, exceeding our expectations and setting new Company records for revenue, closings, absorptions and virtually all our profitability metrics.
“Our second quarter highlights include a 64.3% increase in revenue to $792 million, driven by a 15.4% increase in average selling prices and a 41.1% increase in deliveries. We delivered 9.1 closings per community, per month, a second quarter record and the second highest level of absorptions in our history. Our success in mitigating cost pressures through price increases helped drive a 250 basis point year-over-year improvement in our gross margin to a second quarter record of 27.0%. During the quarter we achieved our lowest SG&A expense ratio ever. Those cost savings, combined with significant operating leverage, drove our pre-tax net income margin to a record 18.8%. Finally, our net income increased over 112% year-over-year to $118 million, or $4.71 per diluted share, and we delivered a record 40.2% return on equity.
Mr. Lipar continued, “During the quarter our net orders declined 10.1% compared to last year due solely to lot constraints and our decision to wait until later in the construction cycle to offer homes for sale. Demand in our markets continues to exceed our capacity and many of our communities now maintain waitlists of potential buyers ready to purchase a home. Given the robust demand environment and measures taken to support our margins, we expect to see continued negative near-term net order growth, particularly in the third quarter as we compare our results against last year’s strong orders comp.
“Based on our accomplishments year-to-date and our positive outlook for the remainder of 2021, we are raising our full year guidance. We now expect to close between 10,000 and 10,500 homes at a higher expected average selling price of $285,000 to $295,000. Based on our continued success at passing through price increases and the recent abatement in some raw material costs, we are increasing guidance on our gross margin to a range between 26.0% and 28.0% and our adjusted gross margin to a range between 27.5% and 29.5%. Driven by strong organic demand and continued operating leverage, we are lowering our expected SG&A expense ratio to between 9.0% and 9.5%. Finally, we maintain our expectation that we will finish the year with 112 to 120 active communities.
Mr. Lipar concluded, “We are extremely pleased with our record setting accomplishments during the second quarter and expect the positive momentum we have generated to date to carry into second half of the year. We are positioned to meet all of our targets in 2021 and remain focused on delivering the homes in our backlog, maintaining our best-in-class margins and acquiring land that supports our growth objectives and meets our profitability and return thresholds.”

2021 Second Quarter Results
Home closings during the second quarter of 2021 totaled 2,856, an increase of 42.4%, from 2,005 home closings during the second quarter of 2020.
At the end of the second quarter of 2021, active selling communities decreased to 106 from 117 communities at the end of the second quarter of 2020. The decrease in community count is due to close out of or transition between certain active communities for the second quarter of 2021 as compared to the second quarter of 2020.
Home sales revenues for the second quarter of 2021 were $791.5 million, an increase of $309.9 million, or 64.3%, over the second quarter of 2020. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average sales price per home closed during the second quarter of 2021.
The average sales price per home closed for the second quarter of 2021 was $277,140, an increase of $36,940, or 15.4%, over the second quarter of 2020. This increase in the average sales price per home closed is primarily due to a favorable pricing environment, increased closings at higher price points in certain markets and changes in product mix.
Gross margin as a percentage of home sales revenues for the second quarter of 2021 was 27.0% as compared to 24.5% for the second quarter of 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2021 was 28.5% as compared to 26.6% for the second quarter of 2020. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to raising prices higher than increases in input costs, for the second quarter of 2021 as compared to the second quarter of 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the second quarter of 2021 was $118.1 million, or $4.75 per basic share and $4.71 per diluted share, an increase of $62.5 million, or 112.4%, from $55.6 million, or $2.22 per basic share and $2.21 per diluted share, for the second quarter of 2020. The increase in net income is primarily attributed to higher gross margins, operating leverage realized from the increase in home sales revenues and higher average sales price per home closed recognized during the second quarter of 2021 as compared to the second quarter of 2020.
Results for the Six Months Ended June 30, 2021
Home closings during the six months ended June 30, 2021 totaled 5,417, an increase of 41.1%, from 3,840 home closings during the six months ended June 30, 2020.
Home sales revenues for the six months ended June 30, 2021 were $1.5 billion, an increase of $561.1 million, or 59.9%, over the six months ended June 30, 2020. The increase in home sales revenues is primarily due to increased home closings and an increase in the average sales price per home closed during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.
The average sales price per home closed for the six months ended June 30, 2021 was $276,438, an increase of $32,602, or 13.4%, over the first quarter 2020. This increase in the average sales price per home closed is primarily due to changes in product mix and higher price points in certain markets, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the six months ended June 30, 2021 was 27.0% as compared to 24.0% for the six months ended June 30, 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2021 was 28.5% as compared to 26.1% for the six months ended June 30, 2020. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to raising prices higher than increases in input costs for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the six months ended June 30, 2021 was $217.8 million, or $8.75 per basic share and $8.66 per diluted share, an increase of $119.3 million, or 121.2%, from $98.5 million, or $3.91 per basic share and $3.88 per diluted share, for the six months ended June 30, 2020. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues, higher average sales price per home closed and benefits relating to the federal energy efficient homes tax credits recognized during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.
Updated Full Year 2021 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is providing the following updates to its guidance for the full year 2021. The Company believes:
•Home closings between 10,000 and 10,500
•Active selling communities at the end of 2021 between 112 and 120
•Average sales price per home closed between $285,000 and $295,000
•Gross margin as a percentage of home sales revenues between 26.0% and 28.0%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues between 27.5% and 29.5% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin as a percentage of home sales revenues
•SG&A as a percentage of home sales revenues between 9.0% and 9.5%
•Effective tax rate for the remainder of 2021 between 20.5% and 21.5%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2021 are similar to those experienced so far in the third quarter of 2021 and that average sales price per home closed, construction costs, availability of construction materials, availability of land, land development costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further restrictions related to COVID-19 or other governmental restrictions on land development or home construction could negatively impact the Company’s ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 3, 2021 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406 and using conference ID “7269003”. This replay will be available until August 10, 2021.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia and Pennsylvania. Since 2018, LGI Homes has been ranked as the 10th largest residential builder in the United States based on units closed. The Company has a notable legacy of more than 18 years of homebuilding operations, over which time it has closed more than 50,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2021 home closings, year-end active selling communities, average sales price per home closed, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$111,704	$35,942
Accounts receivable	69,522	115,939
Real estate inventory	1,750,860	1,569,489
Pre-acquisition costs and deposits	38,817	37,213
Property and equipment, net	8,570	3,618
Other assets	61,249	44,882
Deferred tax assets, net	6,097	6,986
Goodwill	12,018	12,018
Total assets	$2,058,837	$1,826,087

LIABILITIES AND EQUITY
Accounts payable	$57,578	$13,676
Accrued expenses and other liabilities	131,197	135,008
Notes payable	583,656	538,398
Total liabilities	772,431	687,082

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,926,693 shares issued and 24,617,479 shares outstanding as of June 30, 2021 and 26,741,554 shares issued and 24,983,561 shares outstanding as of December 31, 2020	269	267
Additional paid-in capital	281,808	270,598
Retained earnings	1,152,069	934,277
Treasury stock, at cost, 2,309,214 shares and 1,757,993 shares, respectively	(147,740)	(66,137)
Total equity	1,286,406	1,139,005
Total liabilities and equity	$2,058,837	$1,826,087

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Home sales revenues	$791,512	$481,602	$1,497,465	$936,329

Cost of sales	577,433	363,629	1,093,437	711,792
Selling expenses	44,796	29,960	87,579	62,723
General and administrative	23,276	20,179	47,999	40,102
Operating income	146,007	67,834	268,450	121,712
Loss on extinguishment of debt	662	—	662	—
Other income, net	(3,776)	(763)	(4,609)	(1,774)
Net income before income taxes	149,121	68,597	272,397	123,486
Income tax provision	30,987	12,973	54,605	25,023
Net income	$118,134	$55,624	$217,792	$98,463
Earnings per share:
Basic	$4.75	$2.22	$8.75	$3.91
Diluted	$4.71	$2.21	$8.66	$3.88

Weighted average shares outstanding:
Basic	24,844,644	25,074,826	24,897,462	25,198,952
Diluted	25,061,812	25,153,076	25,138,691	25,366,106

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted gross margin.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Home sales revenues	$791,512	$481,602	$1,497,465	$936,329
Cost of sales	577,433	363,629	1,093,437	711,792
Gross margin	214,079	117,973	404,028	224,537
Capitalized interest charged to cost of sales	10,442	8,684	21,115	17,614
Purchase accounting adjustments (1)	1,446	1,252	2,258	1,875
Adjusted gross margin	$225,967	$127,909	$427,401	$244,026
Gross margin % (2)	27.0%	24.5%	27.0%	24.0%
Adjusted gross margin % (2)	28.5%	26.6%	28.5%	26.1%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.
Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended June 30, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$347,963	1,348	$258,133	38.0	11.8
Southeast	159,714	632	252,712	25.7	8.2
Northwest	106,197	255	416,459	10.3	8.3
West	80,813	232	348,332	10.7	7.2
Florida	96,825	389	248,907	20.3	6.4
Total	$791,512	2,856	$277,140	105.0	9.1

	Three Months Ended June 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$167,924	747	$224,798	34.0	7.3
Southeast	128,577	559	230,013	37.3	5.0
Northwest	56,369	153	368,425	11.3	4.5
West	60,592	236	256,746	15.3	5.1
Florida	68,140	310	219,806	18.0	5.7
Total	$481,602	2,005	$240,200	116.0	5.8

	Six Months Ended June 30, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$636,713	2,475	$257,258	37.6	11.0
Southeast	296,265	1,180	251,072	26.7	7.4
Northwest	224,388	551	407,238	10.5	8.7
West	161,961	481	336,717	10.7	7.5
Florida	178,138	730	244,025	20.2	6.0
Total	$1,497,465	5,417	$276,438	105.7	8.5

	Six Months Ended June 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$333,699	1,488	$224,260	34.0	7.3
Southeast	217,024	962	225,597	34.2	4.7
Northwest	158,317	426	371,636	11.8	6.0
West	119,077	472	252,282	15.0	5.2
Florida	108,212	492	219,943	17.3	4.7
Total	$936,329	3,840	$243,836	112.3	5.7

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the six months ended June 30, 2021 and (ii) owned or controlled lots by reportable segment as of June 30, 2021.

	Six Months Ended June 30, 2021	As of June 30, 2021
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	2,475	19,110	13,529	32,639
Southeast	1,180	11,944	7,201	19,145
Northwest	551	3,685	4,899	8,584
West	481	4,942	4,776	9,718
Florida	730	2,811	3,013	5,824
Total	5,417	42,492	33,418	75,910
(1)Of the 42,492 owned lots as of June 30, 2021, 29,885 were raw/under development lots and 12,607 were finished lots.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

Backlog Data	Six Months Ended June 30,
	2021 (4)	2020 (5)
Net orders (1)	7,254	4,734
Cancellation rate (2)	14.8%	21.8%
Ending backlog – homes (3)	4,801	2,127
Ending backlog – value (3)	$1,434,382	$558,007
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts for which vertical construction is generally set to occur within the next six to twelve months. Ending backlog is valued at the contract amount.
(4)As of June 30, 2021, the Company had 940 units related to bulk sales agreements associated with its wholesale business.
(5)As of June 30, 2020, the Company had 208 units related to bulk sales agreements associated with its wholesale business.

CONTACT:     Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com